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                                                                    EXHIBIT 14.1








                  DEX MEDIA CODE OF BUSINESS ETHICS AND CONDUCT
                              ISSUED DECEMBER 2003






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DEX MEDIA CODE OF BUSINESS ETHICS AND CONDUCT

PART I.           INTRODUCTION
1)       Message from George Burnett
2)       Employee Expectations and Responsibilities
3)       Training and Certification

PART II.          POLICIES

1)       Accurate Books, Records, Accounting and Disclosure of Information

2)       Antitrust Laws and Compliance

3)       Asset Protection and Intellectual Property

4)       At-Will Employment

5)       Computer Use, Communications Systems and Network Security

6)       Conflict of Interest

7) Contract Authorization, Letters of Intent and Retaining of Outside Legal Counsel

8)       Customer Relations and Sales Ethics

9)       Discipline

10)      Drugs and Alcohol

11)      Industrial Espionage and Gathering Competitive Information

12)      Insider Trading

13)      Media Relations, Public Policy and Political Contributions and
         Activities

14)      Non-Discrimination

15)      Off-Duty Conduct and Workplace Violence

16)      Other Policies

17)      Privacy

18)      Safety

19)      Service of Legal Documents

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20)      Sexual Harassment

21)      Whistle Blowing and Reporting Violations


PART III          RESOURCES & CONTACT LIST



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         PART  I.          INTRODUCTION

         1) A MESSAGE FROM GEORGE BURNETT / PRESIDENT AND CEO OF DEX MEDIA, INC.


Dear Dex Employee:

This is a significant time for all of us at Dex Media. As we move forward as a privately owned company, this is the time to think about the kind of company we will be.

For more than 100 years, consumers and advertisers have counted on Dex as a business that not only provides great value, but does so with integrity. We have an unmatched reputation in our industry and our communities -- a legacy grounded in our dedication to the highest standards of business conduct. Just as we value the results of our hard work, we value the confidence and trust of our customers, shareowners, employees and peers.

The enclosed Dex Media Code of Business Ethics and Conduct is our formal legal framework for the way we should all do business every day--ethically, honestly and with confidence in our company. The Dex Media Code of Business Ethics and Conduct and its policies have my full support, as well as that of our entire leadership team.

Most of the rules and policies may strike you as common-sense. Even so, it is important that you read the Dex Media Code of Business Ethics and Conduct carefully. It is also important that you ask questions if you need to clarify how the Dex Media Code of Business Ethics and Conduct's policies pertain to your particular job and responsibilities. In addition, you should also know how to report any known or suspected violations. As a Dex Media employee, it is also expected that you read, acknowledge and certify (with your signature) that you will comply with the Dex Media Code of Business Ethics and Conduct. If you have questions regarding the Dex Media Code of Business Ethics and Conduct or how to report ethical concerns, contact Tim Bauer at 303-784-2304.

When it comes to our business ethics, the bottom line is about always doing the right thing. Thank you for taking the time to review this important material.

Sincerely,



George Burnett


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2) EMPLOYEE EXPECTATIONS AND RESPONSIBILITIES

The Dex Media Code of Business Ethics and Conduct establishes the general standards of how we operate our business and what our expectations are for our employees. We trust that as members of the Dex Media (Dex) team everyone will treat one another with courtesy, respect and dignity. Managers at Dex maintain an "open door" policy regarding employee questions. Dex employees are responsible for maintaining a professional and productive work environment and should bring questions and concerns to their managers. The following policies provide guidelines covering how we conduct business with one another, our customers, our suppliers and vendors. The policies also formalize our commitment to observing the law in everything we do.

All Dex Media officers, managers and employees are expected to know, understand, support and comply with the Dex Media Code of Business Ethics and Conduct policies. Additionally, employees who hire consultants and temporary employees are responsible for ensuring they observe the Dex Media Code of Business Ethics and Conduct policies.

The company expects all employees to fully comply with the Dex Media Code of Business Ethics and Conduct and all corporate policies. Additionally, employees are required to cooperate with any investigation or inquiry conducted by the company involving violations. Dex employees are expected to report suspected violations to the company in a timely manner. Employees may file reports with their manager, their department's Human Resources manager, the Dex compliance manager or through the Dex HotLine, which is monitored by the Dex Law department. Reports may be made anonymously and all reports will be confidential. For more information regarding the process to report suspected violations, please see the Whistle Blowing and Reporting policy.


3) TRAINING AND CERTIFICATION

All Dex employees are required to certify annually that they understand and will comply with the company's Code of Business Ethics and Conduct by submitting a company provided Dex Media Code of Business Ethics and Conduct acknowledgement certificate. Newly-hired employees must do the same within ten business days of their start date. All employees will have access to the Dex Media Code of Business Ethics and Conduct policies on Dex Central, the company's intranet portal or through the provision of a Dex Media Code of Business Ethics and Conduct booklet.



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PART II.                   POLICIES

1) ACCURATE BOOKS, RECORDS, ACCOUNTING AND DISCLOSURE OF INFORMATION

Dex employees are expected to maintain accurate and reliable financial books and records at all times. All reports, record keeping and entries made into Dex accounting books, both written and verbal, must be accurate and honest. Employees are prohibited from making any false reports or misleading entries in any way. This applies to any and all public disclosures including investor reports, transactions and public communications as well as internal disclosures including, but not limited to; customer orders, personal expense reports and responses to management inquiries.

"Books" are defined as documents and records containing accounting inventory, financial, securities and corporate business information. Generally accepted accounting principles must be used in all financial recordings. Dex records must reflect an accurate and verifiable record of all transactions (payments, transfers of property, furnishing of services, etc.). Records must be timely and complete. All applicable laws and regulations regarding record keeping and communications must be observed. No false or misleading statements or entries may be made in Dex's books, records, internal or external correspondence or communication of any type. Employees may not use any report or record to mislead or to conceal.

"Records" are defined as all information recorded for the company including:
o  Time reports
o  Sales transactions
o  Product test reports
o  Purchasing and shipping documentation
o  Permits and licenses
o  Expense account records
o  Claims reports and records
o  Authorizations and approvals
o  All other business documents and reports

There are no such things as employee-owned company business records. All records including notes and files dealing with company business are property of the company and subject to this policy.

No officer, manager or employee shall take any action to influence, coerce, manipulate or mislead any report or disclosure to company management, any auditors reviewing company records or any investigator conducting a compliance review. Violation of this policy may lead to disciplinary action, up to and including discharge from employment.

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2) ANTITRUST LAWS AND COMPLIANCE

Dex employees are required to fully comply with all applicable antitrust laws and with the reporting requirements of the Federal Hart-Scott-Rodino (HSR) Act. Any activity that could limit competition in a specific market may be a violation of the antitrust and unfair competition laws. As such, the Dex Law department must review any new or revised business activities and agreements prior to implementation. Since certain activities and agreements may violate the antitrust laws, the following must be reviewed in advance by the Dex Law department:
o Any agreement with current or potential competitors that could limit competition (price fixing, non-competes, allocation of customers or territory, etc.)
o  Exclusivity agreements
o  Any agreements with suppliers setting pricing structures
o  Predatory pricing programs
o  Monopoly leveraging (using Dex's market power to control a market)
o Refusals to deal with competitors or suppliers without a legitimate business reason
o  Reciprocal dealings with customers, suppliers and competitors
o Engaging in any disparagement of the competition or utilizing unfair trade practices

The HSR Act requires documentation to be filed with the federal government for certain business transactions. The following types of transactions must be reviewed with the Dex Law department in advance to determine if an HSR filing is required:
o  Mergers or consolidations with any other legal entity
o  Purchase or sale of voting securities (stocks and bonds)
o  Purchase or sale of assets not associated with ordinary Dex business
o  Purchase or sale of any ongoing business
o  Formation of a joint venture or corporation

The antitrust laws and the HSR Act are very complex, detailed and fact specific. Because of this, Dex employees should review issues as identified above with the Dex Law department prior to engaging in the following activities to ensure compliance. The following trigger points serve as a guideline to determine whether a legal review is necessary:
o  Contacts with competitors and planned activities with trade associations
o  Development of new or revised pricing plans
o  Development of new or revised sales and marketing plans
o  Negotiations with suppliers and distributors
o  Acquisitions, mergers and sales of ongoing business units
o  Asset acquisition, sales and transfers
o  Securities issues


3) ASSET PROTECTION AND INTELLECTUAL PROPERTY


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To safeguard Dex assets and intellectual property against loss, misuse and theft, there are specific standards employees must observe. Dex assets and intellectual property are for company use only. Employees are prohibited from sharing company assets with unauthorized users or from using company assets for unauthorized purposes. Employees must recognize that the company solely owns the company's assets and intellectual property and employees do not maintain or own any rights to these assets.

Company assets include:
o All tangible items such as computer hardware, copiers, telephone equipment, office supplies, etc.
o Licensed software (software use may not be provided to outside third parties unless the company obtains proper licensing)
o  Company funds
o Company provided credit cards and telephone calling cards (may only be used for authorized business expenditures)

Intellectual property includes:
o Information assets (printed material, electronic material and inherent knowledge)
o  Business plans
o  Technology
o  Software
o  Product documentation
o  Copyrighted works, trademarks and trade names
o  Customer files and records

Dex employees must ensure that all proprietary and confidential information is appropriately labeled and protected from all individuals who do not have a need to know. Such information may only be disseminated when required by law (under the guidance of the Dex Law department) or when necessary to accomplish a legitimate business objective following the appropriate approved safeguards (such as obtaining a Dex approved non-disclosure agreement, etc.)

Employees may not keep or maintain any intellectual property or company assets off company premises unless permission to do such is granted in writing by a company vice president.


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4) AT-WILL EMPLOYMENT

It is important for all employees to recognize that their employment with Dex is "at-will" unless otherwise covered by a collective bargaining agreement. This means both the employee and the company have the right to terminate employment at any time with or without prior notice and with or without cause or justification. Nothing in this policy or any other company policies, or any other statements by the company or its employees is intended to create an employment contract for a specific term. Only an officer of the corporation is empowered, through an executed written contract to change an employee's "at-will" status.


5) COMPUTER USE, COMMUNICATIONS SYSTEMS AND NETWORK SECURITY

Company-owned computer hardware, software, communications equipment and network systems are provided to employees to conduct Dex business. Employees are responsible to protect Dex equipment and systems from unauthorized access and inappropriate usage. Additionally, employees are prohibited from tampering with or destroying company systems and equipment. While using company assets, employees must observe the following guidelines:
    o Computer passwords must be maintained and treated as highly confidential. Passwords may not be shared with unauthorized parties, but employees must reveal passwords to Dex management upon request
    o Employees are required to safeguard portable equipment such as laptop computers at all times in either a secure location or through the use of company-provided locking devices when the equipment is unattended
    o Internal and external company Websites must be designed and maintained by authorized company personnel or an approved vendor
    o Employees are prohibited from either downloading or loading unauthorized software to the company-owned computer system
    o  No unauthorized hardware may be added to company equipment
    o Only company-owned equipment may be hooked up to company networks and systems
    o Employees are prohibited from using company computers and communications systems to create or send SPAM
    o Employees should never open any unidentified e-mail and associated attachments received, and
    o Employees must observe all governing laws when sending e-mail, faxes or initiating telemarketing calls to outside third parties

While company computers, communication systems and networks are primarily for business use, employees are permitted to use these systems and equipment for occasional personal use with the understanding that such use is not private and that Dex may monitor or review such usage subject to applicable law. Employees are permitted to use


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Dex computers, telephones, voicemail service, e-mail, pagers, wireless telephones, fax machines and Internet access for occasional personal purposes as long as the following guidelines are observed:
o The usage does not affect the employee's job performance or interfere with job responsibilities as determined by management in its sole discretion
o The usage is not related to any outside business activities (see the Conflict of Interest policy)
o The usage does not interfere with any Dex business as determined by management in its sole discretion
o The usage does not result in cost to Dex (personal toll charges on company telephones are prohibited unless permission is granted in writing by company management)
o The usage does not involve access to any sensitive sites or material including but not limited to sexual content, non-pluralistic content, offensive language, any material prohibited by law or any material that would negatively impact Dex's image as access would be gained through Dex systems or electronic addresses
o The usage does not involve transmissions of any sensitive material (see definition above)
o The usage does not involve soliciting funds, collecting signatures, membership drives, distributing literature or chain letters, selling merchandise or services, campaigning for political candidates or issues, or transmitting any material which is confidential and owned by Dex
o The usage does not involve any access to outside Internet Service Providers such as an employee's personal AOL, MSN or HotMail accounts from company computers. Such access exposes the company's network to outside viruses since such access bypasses the network's protection safeguards

Personal use of Dex computers and communication systems is a privilege granted by the company and the company has the right to deny employee use for any reason.


6) CONFLICT OF INTEREST

The personal interests of Dex employees (business, financial, civic and professional) should never conflict or appear to conflict with the interests of the company. When conducting company business, employees should always be making judgments and decisions in the best interest of the company. Employees are prohibited from allowing personal concerns to interfere with company decisions. Employees should never seek to benefit directly or indirectly from any business activity involving the company. The following are five specific areas of concern (not all inclusive) that point to a conflict of interest:


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a) Acceptance of Gifts and Entertainment Favors
o Employees may only accept gifts or entertainment favors such as sporting event tickets, dinners, luncheons, golf outings, etc., from customers or suppliers that are of nominal or reasonable value (under $200.00). Entertainment favors may be accepted as long as:
   -  The acceptance is involved with a business meeting or function
   - A representative from the supplier or the customer is present at the function
   -  No travel or lodging expense is involved
   - The supplier offers such entertainment favors equitably to its other similar-sized customers or vendors
o Only a company officer can grant written approval for acceptance of gifts or entertainment in excess of the nominal value as noted above. Additionally, a company officer's written approval is required to override any of the requirements involved with acceptance of entertainment favors as noted above. Contact the Dex compliance manager to verify the process to be followed in such instances
o Employees should never accept a gift that might influence their business judgment or appear to influence their business judgment in the opinion of Dex management
o  Employees may not solicit gifts, gratuities, loans or favors
o Acceptance of gifts or entertainment favors should not be excessive and employees should review acceptance of such with their immediate supervisor
o Employees may not accept cash or other forms of payment such as gift checks from a customer or supplier

b) Outside Employment
While Dex employees are discouraged from working for other companies, employees may do so as long as:
o You do not work in any capacity for another firm that competes with Dex or any of the services Dex provides and is a firm that does not provide or seek to provide goods and services to Dex
o Your hours and responsibilities for the other firm do not conflict with your required working hours (including overtime) or responsibilities mandated by Dex
o  You do not use any Dex assets to conduct work for the other firm
o Your involvement and position with the firm does not create any negative connotations or images for Dex

Employees engaging in any outside employment must first verify with the Dex compliance manager if that employment is acceptable under this policy prior to accepting the outside position.


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c) Participation on Outside Boards of Directors
o Employees may participate as a director of non-profit organizations such as church groups, charities, etc.
o Employees may only accept a position as a director for a for-profit organization with written approval granted by Dex's CEO
o While serving as a director of any organization, employees are required to abstain from any votes or decisions that involve Dex, the directory industry or Dex's competitors

d) Employment of Relatives and other Personal Interests
Dex maintains strict policies regarding the employment of relatives to ensure employees are acting in the best interest of the company. The definition of relatives is, but not limited to parents, spouses, children, stepchildren, stepparents, siblings, in-laws and domestic partners. Under this policy:
o Relatives cannot directly or indirectly supervise employees they are related to who work at Dex. Additionally, relatives will not be allowed to report directly or indirectly to one another. This applies to all full-time, part-time and temporary employees and contractors working for the business
o Relatives may not be involved with any hiring, placement, promotion and evaluation or pay decisions of their relatives working in any capacity at Dex
o Contracts may not be awarded to outside businesses that employ Dex relatives as principals or to firms in which an employee has a direct or indirect interest
o The company reserves the right to re-assign existing relatives working in the same directorate to similar graded positions in either different departments or different locations

Exceptions to this policy may only be granted through written approval by a company officer. Any questions or issues regarding the employment of relatives should be directed to your HR staffing representative.

e) Personal Investments
Employees may not purchase more than 1% of the outstanding securities of any publicly traded enterprise that is a supplier, customer or competitor of the company, or of enterprises in which the company has an ownership interest or partner/joint venture interest or is considering negotiating a partner/joint venture relationship. For more information on this topic, please see the Insider Trading policy.


7) CONTRACT AUTHORIZATION, LETTERS OF INTENT AND RETAINING OF OUTSIDE LEGAL COUNSEL

    o When conducting business on behalf of Dex, employees may only execute contract agreements arranged for, written by or approved by the Dex Law department


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    o    Dex employees are prohibited from authorizing changes to any Dex contractual agreement terms unless approval to do such is granted by the Dex Law department
    o The authority to execute contracts on behalf of Dex is limited. Employees executing contracts must observe all current established guidelines concerning designated policies for authority and financial approvals
    o Dex prohibits employees from issuing letters of intent unless the Dex Law department grants prior approval to do such
    o Outside legal counsel may only be retained and directed by the Dex Law department. Employees are prohibited from selecting and obtaining their own outside legal counsel to handle company business


8) CUSTOMER RELATIONS AND SALES ETHICS

One of Dex's most important assets is our customers. As such, it is company policy to treat all customers (advertisers and users of our products and services) with the highest respect, professionalism and integrity. When conducting business with customers, Dex representatives and sales agents must:
o  Provide honest communications at all times
o  Comply with the Dex privacy policy as found on Dex Central
o Never create or submit unauthorized/fraudulent or misleading customer order activity or inappropriately manipulate customer records for personal gain or compensation rewards
o Observe all internal company sales/customer service policies and internal advertising standards and ethics
o  Follow fair trade practice guidelines in accordance with applicable law
o  Never disparage the competition
o  Observe all laws governing telemarketing, faxes and e-mail use
o Utilize only current order forms, company contracts and other company-supplied materials for conducting business with customers

Dex customer service representatives and sales agents are required to observe appropriate business decorum as established by the company. While conducting Dex business with customers, Dex customer service representatives and sales agents are restricted to conducting Dex business only and may not use their position or affiliation with Dex to influence customers in making decisions that do not pertain to Dex or Dex business.

Sales agents who are required by their position to operate an automobile must maintain:
o  An acceptable driving record in accordance with applicable law
o Designated amounts of personal automobile insurance coverage in accordance with Dex guidelines as established by the Dex Law department


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9) DISCIPLINE

Dex retains the right to discipline employees who violate the law or the Dex Media Code of Business Ethics and Conduct. Discipline may cover a broad range of actions - from informal coaching to termination of employment at the discretion of management. Based upon the severity of a violation of the law or the Dex Media Code of Business Ethics and Conduct, discipline may involve any of the following:
o  Oral reprimand/warning
o  Written reprimand/warning
o  Transfer, demotion or re-assignment
o  Suspension with or without pay
o  Reduction of salary/bonus
o  Dismissal or termination

Management retains the right to determine the appropriate level of discipline for any infraction. Disciplinary action will be handled in accordance with the terms of the bargained-for labor agreements, if applicable.


10) DRUGS AND ALCOHOL

Dex maintains a substance-free workplace, in compliance with the Drug Free Workplace Act of 1988.

o Employees are prohibited from consuming alcohol during company time and on company premises
o Employees may not report to work or operate a company vehicle (including operating a personal vehicle in the course of conducting company business) while under the influence of illegal drugs or alcohol at any blood-alcohol level
o Employees are prohibited from possessing, manufacturing, dispensing and distributing controlled substances, illegal drugs, alcohol and drug paraphernalia while on company premises and while working on company business, both on and off company premises
o Use of prescribed drugs by a doctor or over-the-counter medications (legal drugs) are permitted during company time and on company premises as long as such usage does not impair an employee's ability to perform his/her job function. This especially applies to employees in a safety sensitive position, which includes the operation of a private or company vehicle for Dex business
o Alcoholic beverages may be served at company-sponsored events only if prior written permission to do such is granted by a company officer. Employees may consume alcohol at such events as long as alcohol is consumed in a responsible manner


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o  Chemical dependency can negatively affect employees' safety, performance and morale. Dex promotes a drug-free work environment and the Employee Assistance Program (EAP) is available to support employees in obtaining treatment for substance abuse


11) INDUSTRIAL ESPIONAGE AND GATHERING COMPETITIVE INFORMATION

Dex employees are required to compete lawfully in the marketplace, and as such, respects the rights of competitors. Employees are prohibited from unlawfully obtaining any intellectual property, material or confidential information from customers, suppliers, business partners or competitors. Unlawful means of obtaining information of others include burglary, wiretapping, bribes, misrepresentation of identity, dumpster diving and the hiring of individuals for the intent of obtaining information.

"Confidential and proprietary information" is information its owner does not want to make publicly available to others and includes:
o  Business plans
o  Marketing plans
o  Computer programs
o  Product specifications
o  Financial reports
o  Customer lists and records
o  Trade secrets
o  Employee lists and records

Newly-hired employees are prohibited from supplying Dex with any confidential and proprietary information of their former employers or other former business contacts. In turn, employees are prohibited from seeking such information from newly-hired employees.

Employees are required to observe all applicable laws regarding the gathering of competitive information. Legitimate sources for competitive information include media reports, public filings, customer reports, industry surveys and any other public reports. Employees should never gather information from a competitor that is marked confidential or is obtained through questionable means. For more direction on this topic, please contact your compliance manager.


12) INSIDER TRADING

Federal securities laws make it illegal for those with "inside information" to buy or sell securities such as stocks and bonds. "Inside information" deals with any information that is not publicly available, which could ultimately affect the price of a security. The laws



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prohibit employees from using such information for personal gain or from disclosing such information to others outside of the company. As such, employees are prohibited from disclosing or using for personal gain any non-public information they acquire on the job at Dex Media.

Examples of "Insider Information" include, but are not limited to:
o  Financial results or forecasts
o Any information indicating financial results may exceed or fall short of expectations
o  Proposed new product development or product changes
o  Contract negotiations with outside parties
o  Not yet announced changes in senior management
o  Pending or contemplated acquisitions, divestitures or partnerships
o  Pending or contemplated public or private securities offering
o  Gain or loss of a significant supplier or customer
o  Initiation or settlement of significant litigation
o Changes in auditors or notification from auditors that the company may not rely on the auditor's report, and
o  Any information that will affect the financial condition of the company

Employees should not personally engage in any transactions of Dex securities or the securities of any company while having access to the kind of non-public knowledge about Dex or other firms as described above. This directive also applies to family members and close associates of Dex employees. In addition, employees should not recommend, "tip" or suggest that anyone else buy or sell Dex securities or the securities of any other company based on the type of non-public knowledge described in this policy.

Employees sharing or utilizing "insider information" for personal gain are subject to severe civil and criminal penalties as well as internal company discipline, up to and including termination of employment. The laws against insider trading are specific and complex. Any questions you have regarding this policy or about any dealings you may have with Dex securities should be directed promptly to the attention of a Dex attorney.


13) MEDIA RELATIONS, PUBLIC POLICY AND POLITICAL CONTRIBUTIONS AND ACTIVITIES

Media Relations and External Communications
Dex Media's Public Relations department has overall responsibility for managing external communications with the local, regional and national media that covers our company markets and industry. This includes responding to any and all media inquiries except those pertaining specifically to company financials which must be coordinated with Dex's Investor Relations department to ensure accuracy and consistency of the response.


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From time to time, members of the media may approach Dex employees who are not authorized media spokespersons for a comment on a particular company or industry issue. When this occurs, the employee is required to politely explain that they are not an authorized company spokesperson and should immediately refer the reporter to the Dex Public Relations department. A media-trained authorized spokesperson (or their appointed designate) will respond to the media inquiry on the company's behalf.

Authorized media spokespersons for Dex Media include:
    o  Members of the Dex Lead Team
    o  Members of the Public Relations department
    o  Members of the Investor Relations department (on financial media issues)
    o  Other directors or managers as designated by Public Relations

For more details about Dex's policies regarding external communications and procedures for handling media inquiries, please refer to the "DEX MEDIA EXTERNAL COMMUNICATIONS POLICY - PUBLIC RELATIONS AND INVESTOR RELATIONS" document which can be obtained from the Public Policy department.

Public Policy and Political Contributions:
Dex employees are encouraged to be active in their communities and to be ambassadors for the company. While employees are encouraged to be involved in the political process, you must make it clear that the viewpoints you represent are your own and not those of Dex Media. Your political involvement should not occur during company hours or at company expense. Only authorized employees or their designees may express or advocate political positions on behalf of Dex. Those individuals are limited to:
    o  The CEO, COO and CFO of the company
    o  The company's Senior VP/General Counsel

Employees are not permitted to make direct or indirect political contributions on behalf of Dex.

Employees may run for public office, serve as a public official or campaign for a political candidate or cause. Employees may only engage in such activities as long as it is not during company time (except as to what may be allowed by law) and as long as such activities are not paid for with company funds.

The company will make corporate political contributions only from funds designated for that purpose and with written approval by the Senior VP/ General Counsel.


14) NON-DISCRIMINATION

Dex provides equal employment opportunities (EEO) for employees and applicants regarding hiring, transfers, promotions and other terms and conditions of employment. As an EEO employer, Dex is committed to complying with all applicable civil rights,


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human rights and labor laws. Discrimination against an individual based on race, gender, age, marital status, sexual orientation, religion, national origin, disabilities and "covered veteran" status or any other form of unlawful discrimination is strictly prohibited.

Examples of unlawful discrimination include, but are not limited to:
o  Negative stereotyping
o  Threatening, intimidating or hostile acts
o The posting of written or graphic discriminatory material on walls, bulletin boards or in any other areas on company premises
o The circulation of written or graphic discriminatory material in the workplace.

Dex employees are responsible for promoting a workplace free of discrimination. Managers must report violations immediately to the company EEO representative in Human Resources. Retaliation against an employee who reports unlawful discrimination, files a complaint or participates in an investigation concerning alleged discrimination is prohibited. This policy is intended to reiterate, rather than supplement Dex's legal obligations.


15) OFF-DUTY MISCONDUCT AND WORKPLACE VIOLENCE

Dex employees who engage in any acts of off-duty misconduct pose a threat to the company, other employees and the general public. As such, the company reserves the right to take disciplinary action, including termination of employment against employees who engage in inappropriate behavior outside of the workplace.

Employees are responsible for reporting to their supervisors any felony or misdemeanor arrest or convictions for criminal offense within 24 hours or the next business day after the occurrence. The Dex Human Resources and Policy and Law departments will review all reports and determine if internal discipline is warranted based on the nature and severity of the offense and the relationship of the offense to the employee's job duties.

Employees are prohibited from partaking in any type of violence or possessing weapons during working hours, on or off premises. This includes but is not limited to:
o  Use threats of physical violence (verbal or written)
o  Act in a threatening or aggressive manner
o  Engage in physical attacks or fighting
o Deface, threaten to deface, damage, destroy or steal company property or another person's personal property
o Engage in any other activity which may cause harm to an individual or impact the security of one's personal property

Firearms and other weapons are prohibited in the workplace, on an employee's person or in a personal vehicle used for business purposes during working hours.


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


16) OTHER POLICIES

Dex employees are required to observe all other company policies not specifically covered in this booklet, which govern specific job functions and responsibilities. These policies include but are not limited to the:
o  Personal and travel expense policies
o  Record retention policy
o  Procurement guidelines and policy
o  Authorization policy
o  Computer security policy
o  Corporate decorum
o  Advertising standards and ethics
o  Sales policies and procedures
o Personal auto insurance coverage requirements (for positions that require any motor vehicle operation)
o  Safety procedures
o  Leaves of absence including leaves covered by the Family Medical Leave Act

Many of the above policies can be found on Dex Central, the company's intranet portal. If you can not find any of the above policies or have question regarding any of them, ask your supervisor or contact your compliance or human resources manager.

17) PRIVACY

Dex employees will often require access to information about our customers, our suppliers and each other. While it is necessary for us to obtain and use this information to offer our products and services to manage our business, this information must be safeguarded from any inappropriate and unauthorized use. As such, and in accordance with law, employees must protect this information and adhere to the privacy rights of all the internal and external customers we serve.

Examples of the privacy data that some of us have access to includes, but is not limited to:
o  Residential and business telephone listings
o  Consumer demographics, psychographics and purchasing habits
o  Advertiser credit and payment history
o  Advertising orders
o  Carrier code data
o  Employee addresses, telephone numbers and personnel records
o  Employee compensation data
o  Employee appraisal information
o  Employee health and other related benefits data

The above information may only be used to meet day to day job requirements. Additionally, those who are granted authorized use and access to the data must observe


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


all internal policies and applicable law governing the data's use. Specific laws such as "Do Not Call" legislation, "Do Not SPAM" legislation, HIPPA, etc., regulate how the company and its employees may use privacy data. Employees working with this data must observe these laws and regulations without exception.

On occasion, an outside party seeking information about a former or present employee may contact you. Sometimes, all they may be seeking is a recommendation or appraisal. In either case, Dex prohibits the sharing of this information with those outside of the company. Under such circumstances, employees are required to observe the company employment verification process which only allows for confirmation of an individual's status as being either a former or current employee of Dex. No other information about former or current employees may be shared with outsiders unless the employee is directed to do so by the Dex Law department.

For more information on privacy, please check with your supervisor, the company compliance manager or your human resources generalist. Also, the company's Privacy Policy is posted on Dex Central, the company's intranet portal. The Privacy Policy explains in more detail how Dex further safeguards the data it maintains and uses on company Websites.


18) SAFETY

Dex is committed to providing a workplace free of recognizable hazards. All employees can minimize the chances of injury to themselves and others by following the law and common-sense practices.

Each Dex work location has a set of emergency guidelines and appointed Life Safety Team members who manage events in the case of an emergency. Employees are expected to know their office emergency guidelines and are expected to follow their building's Life Safety Team members' instructions during emergency situations.

Employees are also responsible for reporting any hazardous conditions they may encounter to either their supervisor or a Life Safety Team member. Supervisors receiving such reports should immediately pass the report to the real estate manager for their location or the company's compliance manger for review and correction as necessary.

Should a related work accident or on-site injury occur, please seek medical assistance as necessary. Afterwards, the incident must be promptly reported to the Dex risk manager. Typically reports of injuries and workers' compensation issues should be filed with the risk manager's office no later than 24 hours after the accident or injury has occurred.


19) SERVICE OF LEGAL DOCUMENTS


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


Any legal documents served against the company must be handled in a timely and proper manner. Failure to do so could result in negative consequences including legal judgments against the company, fines, sanctions and even imprisonment.

Employees must observe the following guidelines regarding the service of legal documents:
o If someone tries to serve a legal document on an employee, the employee should direct them to contact either CT Corporation, Dex's outside vendor who handles the processing of legal service documents (CT Corporation telephone number is located in the Dex business White Pages) or the Dex Law department
o Legal documents left by servers on company counters, office lobbies or entrance areas should be forwarded to the Dex Law department or the nearest CT Corporation location
o Answers to any other questions regarding the service of legal documents can be obtained by calling the Dex HotLine

Employees are prohibited from providing internal documents or customer files to any outside party simply upon request by the outside party. Outside parties making such request should be advised that Dex will only respond to an appropriate service of a legal document, and employees should explain the process as identified above.

If a government agent requests access to company premises for inspection, access should not be granted unless approval is granted by the Dex Law department and is conducted under the Dex Law department's supervision. Contact your compliance manager or another member of the Dex Law department immediately for assistance should an investigation agent request access to conduct a site review.


20) SEXUAL HARASSMENT

Dex is committed to providing a workplace free of harassment on the basis of sex, race national origin, age or religion. The federal government defines sexual harassment as unwelcome sexual advances, comments, requests for sexual favors and other actions of a sexual nature when such behavior is made a term or condition of employment or a basis of employment decisions such as promotions or raises; or creates a hostile work environment that interferes with an individual's work performance. Dex's definition of sexual harassment, however goes beyond what is described by law.

Sexual harassment can include but is not limited to:
o    Unwelcome sexual advances
o    Requests for sexual favors
o    Unsolicited physical contact
o    Unwelcome flirtations
o    Offensive verbal, visual or physical conduct of a sexual nature
o    Suggestive or lewd remarks
o    Unwelcome touches or hugs


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


o    Offensive jokes or visuals
o    Remarks or rumors about a person's sexuality or sexual experience
o    Pornography and explicit sexual material

Sexual harassment by managers, employees, contractors, vendors or customers is strictly prohibited and is considered unacceptable behavior. Employees are required to report both incidents of sexual harassment and suspected incidents of sexual harassment through any of the following avenues: their supervisor or director, their human resources manager, the company compliance manager or the Dex HotLine. Managers receiving reports of sexual harassment or who suspect sexual harassment may be taking place, must report such instances through the channels identified above. Failure by a manager to report any actual or suspected sexual harassment is a violation of this policy and may result in disciplinary action up to and including termination of employment.

Complaints of sexual harassment will be investigated and appropriate action will be taken. Individuals who complain in good faith of harassment or who participate in a harassment investigation will be free from retaliation.


21) WHISTLE BLOWING AND REPORTING VIOLATIONS

If you observe or suspect that a violation of the law, the Dex Media Code of Business Ethics and Conduct or any other company policy is occurring or has occurred, you must report it to company management through any of the following avenues:
    o    Your immediate supervisor or department director
    o    Your human resources generalist
    o    The Dex compliance manager
    o    The Senior VP/General Counsel
    o    The Dex HotLine at 866-637-4764

Please see the resource and telephone number list under the Resources section of this booklet. When filing a report, employees may choose to identify themselves or remain anonymous.

When receiving reports of suspected wrong doing, managers are responsible for treating all reports as confidential. Managers should confer with their human resources manager, the Dex compliance manager or a Dex attorney for further advice and counsel.

Any individual, who in good faith seeks advice, raises a concern or reports misconduct is following the Dex Media Code of Business Ethics and Conduct and doing the right thing. Dex will not tolerate retaliation against that person. Any employee engaging in retaliatory conduct will be subject to disciplinary action. If you suspect that you or a colleague has been retaliated against for raising a compliance issue, contact the company compliance manager or call the Dex HotLine immediately.


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


PART III.                  RESOURCES & CONTACT LIST

The Dex HotLine                                            1-866-637-4764

Compliance, Risk Management, Safety &                        303-784-2304
Security
         - Emergency Pager                                 1-877-206-8930

Dex Law Department                                           303-784-2307

Human Resources Generalists:
         - Headquarters, NE, SD and ND                       303-784-2092
         - AZ, CO, IA, NM, TX and WY                         303-784-2043
         - ID, MN, MT, OR, UT and WA                         425-614-2286

Investor Relations                                           303-784-1197

Media Relations
           Director, Media Relations                         303-784-1555
           Manager, Media Relations                          303-784-2427

Real Estate Manager                                          303-784-1109

CT Corporation                                               Check your local Dex White Pages


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